DOV Pharmaceutical, Inc.

Offer to Exchange

Shares of Convertible Preferred Stock Plus a Cash Payment

for

Each $1,000 Principal Amount of Outstanding

2.50% Convertible Subordinated Debentures due 2025

(the “Debentures”)

CUSIP Nos. 259858AA6 and 259858AB4

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MARCH 5, 2007 (THE “EXPIRATION DATE”) UNLESS EXTENDED BY DOV PHARMACEUTICAL, INC. WITH THE CONSENT OF HOLDERS OF A MAJORITY IN OUTSTANDING PRINCIPAL AMOUNT OF THE DEBENTURES.

IN THE EVENT A HOLDER WISHES TO TENDER ITS DEBENTURES IN THE EXCHANGE OFFER, THE HOLDER MUST ELECT FROM TWO ALTERNATIVE CONSIDERATIONS.  EACH ALTERNATIVE INCLUDES A CASH PAYMENT OF $212.50, PLUS SHARES OF CONVERTIBLE PREFERRED STOCK.  THE TERMS OF THE TWO SERIES OF CONVERTIBLE PREFERRED STOCK OFFERED IN THE TWO ALTERNATIVES THAT A HOLDER MAY SELECT FROM VARY AS TO THEIR RESPECTIVE RIGHTS, PREFERENCES AND PRIVILEGES AND HOLDERS OF DEBENTURES ARE URGED TO READ THE OFFER TO EXCHANGE, INCLUDING THOSE PORTIONS OF THE OFFER TO EXCHANGE THAT COMPARE THE RIGHTS, PREFERENCES, POWERS AND PRIVILEGES OF THE NEW SERIES C CONVERTIBLE PREFERRED STOCK AND THE ALTERNATIVE SERIES D CONVERTIBLE PREFERRED STOCK.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is an Offer to Exchange, dated January 29, 2007 (as the same may be amended and supplemented from time to time, the “Offer to Exchange”) of DOV Pharmaceutical, Inc, (the “Company”), and a Letter of Transmittal (as the same may be amended and supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Exchange, the “Offer Documents”) relating to the Company’s offer to exchange a cash payment of $212.50 plus either

(i)

8 shares of new series C convertible preferred stock, par value $1.00 per share and liquidation preference of $100 per share, or

(ii)

8 shares of new series D convertible preferred stock, par value $1.00 per share and no initial stated liquidation preference

(the cash payment plus whichever series of convertible preferred stock that a holder elects to receive, the “Exchange Consideration”) for each $1,000 principal amount of the Company’s outstanding 2.50% Convertible Subordinated Debentures Due 2025 (the “Debentures”) that you validly tender before the Expiration Date, upon the terms and subject to the conditions as set forth in the Offer Documents.  The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Debentures so tendered and accepted.  The Exchange Offer is being extended to all holders of Debentures.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange.

Notwithstanding any other provision of the Exchange Offer, the Company’s obligation to accept for payment, and to pay for, Debentures validly tendered pursuant to the Exchange Offer is conditioned upon the purchase not being in violation of applicable law.

For your information and for forwarding to your clients for whom you hold Debentures registered in your name or in the name of your nominee, the Company is enclosing the following documents:

1.

The Offer to Exchange dated January 29, 2007.

2.

A Letter of Transmittal and Notice of Guaranteed Delivery for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

3.

A printed form of letter, including the Letter of Instructions, which may be sent to your clients for whose accounts you hold Debentures registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.  This form will enable your clients to tender Debentures that they beneficially own.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Your clients will need to instruct you both as to whether they want to tender their Debentures in the Exchange Offer, as well as which Exchange Consideration alternative that they elect to receive in the Exchange Offer in the event they chose to tender their Debentures in the Exchange Offer.

We urge you to contact your clients as promptly as possible in order to obtain their instructions.

Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

DOV Pharmaceutical, Inc.
(732) 907-3600

Nothing contained herein or in the enclosed documents shall constitute you the agent of the Company or the Exchange Agent, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Exchange Offer other than the documents enclosed herewith and the statements contained herein and therein.

2